Exhibit 99.1

PFSweb Appoints Anu Jain as Executive Vice President,

General Manager of LiveArea

- Digital Consulting Veteran to Lead LiveArea Business Unit -

ALLEN, Texas – April 2, 2019 – PFSweb, Inc. (NASDAQ: PFSW), a global commerce services company, has appointed Anu Jain as executive vice president, general manager of its LiveArea business unit, effective April 1, 2019.

Jain brings nearly 20 years of experience in leading digital transformation strategies. Most recently, he served as general manager of Think Big Analytics’ Americas business, a Teradata company that provides industry and business consulting to maximize value from data analytics. While in this role, Jain implemented various transformation strategies to reposition Teradata from being a data warehouse provider to a digital analytics platform.

Prior to Think Big Analytics, Jain was a leader at IBM working in the Americas communication, media, entertainment and cable industry group. He led the industry solutions portfolio for strategy and transformation, driving significant sales growth of integrated offerings. Jain previously co-founded Janus Consulting Partners, a consultancy focused on information management, agile business intelligence and tax data management. He also held positions at Deloitte Consulting, including director and chief people officer for the technology arm.

“Anu’s extensive background in consulting and digital transformation will be an invaluable asset for our LiveArea business, particularly as we expand our addressable market with various platform and product initiatives and the roll-out of our SMB offering,” said Mike Willoughby, CEO of PFSweb. “LiveArea has consistently performed at a high-level for customers, highlighted by our recent recognition as one of the most significant commerce service specialists in a report by Forrester. We look forward to utilizing Anu’s leadership and expertise to capitalize on this momentum and enhance our go-to-market strategy and sales approach to drive growth in LiveArea.”

Jain commented on his appointment: “PFSweb has established an exceptional reputation as a global commerce services company. The company has a proven track record of providing best-in-class service with the ability to design and create compelling digital and physical experiences for clients seeking a unique branded commerce solution. I believe my strong background in driving growth through digital transformation is well-aligned with LiveArea’s mission to continuously enhance our clients’ omni-channel customer journey with personalized and intelligent engagement. I’m also looking forward to leveraging my software and consulting background to help this executive leadership team make the most of the unique value proposition that the combination of LiveArea and PFS bring to the market.”

Jain holds a Bachelor of Science in industrial engineering from the Georgia Institute of Technology and has recently published the book “Pervasive Intelligence Now.”

About PFSweb, Inc.

PFSweb (NASDAQ:PFSW) is a global commerce services company that manages the online customer shopping experience on behalf of major branded manufacturers and retailers. Across two business units – LiveArea for strategy consulting, creative design, digital marketing, and web development services, and PFS for order fulfillment, contact center, payment processing/fraud management, and order management services – they provide solutions to a broad range of Fortune 500® companies and household brand names such as Procter & Gamble, L’Oréal USA, Ralph Lauren, PANDORA, ASICS, the United States Mint, and many more. PFSweb enables these brands to provide a more convenient and brand-centric online shopping experience through both traditional and online business channels. The company is headquartered in Allen, TX with additional locations around the globe. For more information, please visit www.pfsweb.com.

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